POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints the Secretary and Assistant Secretary of the Wilmington Funds and each of them, their true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution for them and in their names, place and stead, in any and all capacities, to sign any and all documents to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, the Securities Exchange Act of 1934 and the Investment Company Act of 1940, as amended, by means of the U.S. Securities and Exchange Commission’s electronic disclosure system known as EDGAR; and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to sign and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

SIGNATURES	TITLE	DATE

/s/ Nicholas A. Giordano Nicholas A. Giordano	Chairman of the Board and Trustee

/s/ Richard J. Berthy Richard J. Berthy	Chief Executive Officer (Principal Executive Officer)

/s/ Christopher D. Randall Christopher D. Randall	President

/s/ Christopher W. Roleke Christopher W. Roleke	Chief Financial Officer and Treasurer (Principal Financial Officer)

/s/ Robert H. Arnold Robert H. Arnold	Trustee

/s/ Joseph J. Castiglia Joseph J. Castiglia	Trustee

/s/ John S. Cramer John S. Cramer	Trustee

/s/ Daniel R. Gernatt, Jr. Daniel R. Gernatt, Jr.	Trustee

/s/ Richard B. Seidel Richard B. Seidel	Trustee